Exhibit 10.11

Via email to djtvai@aol.com

May 26, 2006

Darrell Tamosuinas

430 Pheasant Ridge Road

Wayzata, MN 55391

Re:  AGA Medical Holdings, Inc. Board of Directors

Dear Mr. Tamosuinas,

On behalf of AGA Medical Holdings, Inc., we are pleased that you have accepted a position as a member of the Board of Directors and have been acting in that capacity since your appointment on August 29, 2005.  Your continued membership on the Board of Directors is subject to the terms of this engagement letter.

Board Seat and Term.  You will continue to fill Seat 3.  The initial term of your appointment and election shall be for three years from the date of your initial appointment.  The initial term and any subsequent term may be adjusted in order to provide for staggered terms for board members, and orderly and efficient corporate governance, elections and meetings, as determined in the sole discretion of the Board.  You will serve as a concurrent director of AGA Medical Corporation, a wholly owned subsidiary of AGA Medical Holdings, Inc., and of Amplatzer Medical Sales Corporation, a wholly owned subsidiary of AGA Medical Corporation, and serve on various committees of each such Boards of Directors as appointed or elected.

Independence.  You will serve as an independent director qualified for audit committee membership as defined in the Sarbanes-Oxley Act §301, SEC Exchange Act Rule 10A-3, and NYSE Rule 303A.  You will not engage in any activity during the term of your board service that may disqualify you for such service.

Commitment.  You will devote reasonable and sufficient time and attention to your service hereunder and to the advancement of the business and interests of AGA Medical Holdings, Inc., its subsidiaries and affiliated entities, and make yourself available for in-person and telephonic communications as requested.  During your service, you will not undertake any outside activity that could reasonably give rise to a conflict of interest or otherwise interfere with your duties and obligations hereunder.

Compensation.  You will receive the following compensation for your service:

A.          an annual retainer of $12,500, payable in full upon being appointed to the Board of Directors and each anniversary thereafter during your term of service;

B.	a fee of $2,500, payable for each meeting of the full Board of Directors (but not for any committee of the Board) attended by you in person (as opposed to telephonically) as a director;

C.	a fee of $500, payable for each meeting of the full Board of Directors (but not for any committee of the Board) attended by you telephonically as a director;

D.

an annual grant of options to purchase 15,000 (subject to proportionally adjustment for stock splits, combinations and the like) shares of common stock of AGA Medical Holdings, Inc., pursuant to the terms and conditions of the existing AGA Medical Holdings, Inc. stock option plan and subject to the terms and conditions of your individual option agreement, such options to be issued as of the date you execute this engagement letter and on each anniversary thereafter so long as you continue your service to AGA Medical Holdings, Inc., up to a maximum of 45,000 total option shares; and

E.	reimbursement of out-of-pocket expenses incurred by you in connection with attending meetings of the Board of Directors (or any committee thereof) in person as a director.

Options.  Stock options granted to you will (i) have a strike price equal to the fair market value of the common stock of AGA Medical Holdings, Inc. on the date of grant, (ii) vest one year from the date of grant, and (iii) will have a ten (10) year term.  If your service is terminated by AGA except for Cause (as defined below), by you with thirty (30) days’ written notice, or by your death, you or your estate shall retain vested options and option shares; provided, however, that options not exercised within ninety (90) days of such termination will be forfeited.  If your service is terminated by you without thirty (30) days’ written notice or by AGA for Cause, all vested and unvested options and option shares shall be forfeited.

Confidential Information.  “Confidential Information” means any and all information of AGA Medical Holdings, Inc, AGA Medical Corporation, Amplatzer Medical Sales Corporation, and any other related or affiliated entities (individually and collectively “AGA”), that is not generally known by others with whom AGA competes or does business, or with whom AGA plans to compete or do business, and any and all information which if disclosed by AGA would assist others in competition against AGA.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of AGA, (ii) all products planned, researched, developed, tested, manufactured, sold, licenses, leased or otherwise distributed or put into use by AGA together with all services provided or planned by AGA during the term of service (collectively “Products”), (iii) the costs, sources of supply, financial performance, business plans and strategic plans of AGA, (iv)  the identity and special needs of customers of AGA, (v) the people and organizations with whom AGA has business relationships and those relationships, (vi) any information that AGA has received or may receive hereafter from others with any understanding, express or implied, that the information not be disclosed, and (vii) any and all information previously disclosed to you by AGA which otherwise would constitute Confidential Information hereunder.

You acknowledge that AGA continually develops Confidential Information, that you may develop Confidential Information for AGA, and that you have in the past and may in the future learn of Confidential Information during your service.  You will comply with the policies and procedures of AGA for protecting Confidential Information and you will never use or disclose to any person or entity (except as required by applicable law or for the proper performance of your duties and responsibilities to AGA) any Confidential Information obtained by you incident to your service.  You understand that this restriction shall continue to apply after your service to AGA terminates, regardless of the reason for such termination.  You acknowledge that all documents, records, tapes and other media or every kind obtained by you containing Confidential Information are the exclusive property of AGA and shall be returned to AGA immediately upon the termination of your service to AGA, regardless of the reason for such termination.

Restricted Activities.  You agree that some restrictions on your activities during and after your service to AGA are necessary to protect the goodwill, Confidential Information and other legitimate interests of AGA.

During your service to AGA and for twelve (12) months after your service to AGA terminates, regardless of the reason for such termination, you will not, directly or indirectly, whether as owner, partner, board member, investor, consultant, agent, employee, co-venturer or otherwise (other than through ownership of publicly-traded capital stock of a corporation which represents less than one percent (1%) of the outstanding capital stock of such corporation), (i) compete with AGA in any business related to the developing, selling, licensing or otherwise providing products similar in purpose, design or function to the Products and related services to physicians, hospitals or other medical establishments in the United States or such other business activities which AGA shall conduct or intend to conduct as of the termination date, or (ii) undertake any planning for any business competitive with AGA.

During your service to AGA and for twelve (12) months after your service to AGA terminates, regardless of the reason for such termination, you will not, directly or indirectly, (i) hire, attempt to hire, or assist any other person to hire or attempt to hire, any employee or independent contractor of AGA or who was an employee or independent contractor of AGA within six (6) months preceding such hire or attempt to hire, (ii) solicit or encourage any employee, independent contractor, customer or vendor of AGA to terminate or diminish his, her or its business relationship with AGA, or, in the case of a customer, to conduct with any person or entity any business or activity which such customer conducts or could conduct with AGA.

Termination.  Either you or AGA may terminate your service to AGA without cause upon thirty (30) days’ written notice.  Your service may be terminated immediately by AGA for Cause. The following shall constitute “Cause” for termination of your services to AGA: (i) your conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) your fraud, theft or embezzlement committed with respect to AGA or in your fiduciary capacity for any other entity; (iii) breach of your obligations under the Confidential Information and Restricted Activities sections herein that causes material harm to AGA; and (iv) your willful and continued failure to perform your material duties to AGA pursuant to applicable laws, rules, regulations, standards and this engagement letter.

Enforcement of Covenants.  You acknowledge that the covenants of the Confidential Information and Restricted Activities sections herein are necessary for the reasonable and proper protection of AGA with respect to subject matter, length of time, and geographic area.  You further acknowledge that, were you to breach the covenants of the Confidential Information and Restricted Activities sections herein, the damage to AGA would be irreparable.  You therefore agree that AGA, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach of any of said covenants.  You agree that all of said covenants shall survive the termination of this engagement letter for any reason.  You further agree that, in the event, any of said covenants shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such covenant shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

Assignment.  Neither you nor AGA may make any assignment of this engagement letter or any interest herein, by operation of law or otherwise, without the prior written consent of the other.  This engagement letter shall inure to the benefit of and be binding upon you and AGA, our respective successors, executors, administrators, heirs and permitted assigns.

Waiver and Modification.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation hereof, or the waiver by either party of any breach hereof, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This letter agreement may be amended or modified only by a written instrument signed by you and an expressly authorized representative of AGA.

If the above terms are acceptable to you, please execute where provided below and return the original to me at your earliest convenience.  On behalf of AGA, I look forward to working with you to serve AGA and its patients.

Sincerely,	Agreed and Accepted:
/s/ Franck Gougeon
	By:	/s/ Darrell Tamosuinas
Franck Gougeon
President and CEO	Dated:	5/26/06